Exhibit 4.06

JAMDAT MOBILE INC.

STOCK AWARD

2004 EQUITY INCENTIVE PLAN

«First»«Middle»«Last»

JAMDAT Mobile Inc., a Delaware corporation, (the “Company”) hereby grants to the Participant named above a Stock Award (the “Award”) consisting of Stock Units issued under the Company’s 2004 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of units set forth below of the Company’s Common Stock (the “Award Units”). The Award is subject to all of the terms and conditions set forth herein, in the attached Appendix A, and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

Award Units:	«Shares»
Award Date:

Vesting Schedule: Subject to the terms and conditions of the Plan and of Appendix A, the Award shall vest as to 25% of the Award Units on each of the first, second, third and fourth anniversaries of the Award Date on which Participant is, and has remained continuously since the Award Date, employed by the Company or an Affiliate (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the Vesting Schedule during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such vesting shall not exceed the maximum leave of absence period protected by local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise provided by local law.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

JAMDAT MOBILE INC.

Name:
Title:

ACCEPTANCE:

Participant hereby acknowledges receipt of a copy of the Plan and a copy of the Prospectus, as amended, and that additional copies are available upon request from the Administrator. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan and the Award. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a paper version to the Company within 30 days otherwise the Company may, at its discretion, rescind the Award in its entirety.

Signature

JAMDAT MOBILE INC.

STOCK AWARD

2004 EQUITY INCENTIVE PLAN

«First»«Middle»«Last»

JAMDAT Mobile Inc., a Delaware corporation, (the “Company”) hereby grants to the Participant named above a Stock Award (the “Award”) consisting of Stock Units issued under the Company’s 2004 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of units set forth below of the Company’s Common Stock (the “Award Units”). The Award is subject to all of the terms and conditions set forth herein, in the attached Appendix A, and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

Award Units:	«Shares»
Award Date:

Vesting Schedule: 100% of the Award Units shall vest on the first anniversary of the Award Date provided Participant remains continuously employed by the Company or an Affiliate until the first anniversary of the Award Date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the Vesting Schedule during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such vesting shall not exceed the maximum leave of absence period protected by local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise provided by local law.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

JAMDAT MOBILE INC.

Name:
Title:

ACCEPTANCE:

Participant hereby acknowledges receipt of a copy of the Plan and a copy of the Prospectus, as amended, and that additional copies are available upon request from the Administrator. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan and the Award. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a paper version to the Company within 30 days otherwise the Company may, at its discretion, rescind the Award in its entirety.

Signature

APPENDIX A

JAMDAT MOBILE INC.

STOCK AWARD

(U.S. EMPLOYEES)

Award. Each Award Unit represents the right to receive one share of JAMDAT Mobile Inc. Common Stock (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Stock Award (“Award”) and the JAMDAT Mobile Inc. 2004 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

No Shareholder Rights. The Award does not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Award shall remain forfeitable at all times prior to the date on which such rights become vested.

Conversion of Award Units; Issuance of Common Stock. No Shares of Common Stock shall be issued to Participant prior to the date on which the Award Units vest. After any Award Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, Common Stock in payment of such vested whole Award Units; provided, however, that in the event such Award Units do not vest on a day during which the Company’s Common Stock is quoted on the Nasdaq National Market (or traded on such other principal national securities market or exchange on which the Company’s Common Stock may then be listed) (“Trading Day”), the Company shall cause such Common Stock to be issued on the next Trading Day following the date on which such Award Units vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two (2) months after the date on which such Award Units vest. For purposes of this Award, the date on which vested Award Units are converted into Common Stock shall be referred to as the “Conversion Date.”

Fractional Award Units. In the event Participant is vested in a fractional portion of an Award Unit (a “Fractional Portion”), such Fractional Portion shall not be converted into a Share or issued to Participant. Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Award Units; provided, however, if Participant vests in a subsequent Fractional Portion prior to the final vesting date for the Award Units and such Fractional Portion taken together with a previous Fractional Portion accrued by Participant under this Award would equal or be greater than a whole Share, then such Fractional Portions shall be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Unit at the same time as the conversion of the remaining Award Units and issuance of Common Stock described in section 3 above.

Restriction on Transfer. Neither the Award Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Administrator, designate a beneficiary or beneficiaries to exercise Participant’s rights and receive any property distributable with respect to the Award Units upon Participant’s death.

Termination of Service.

Forfeiture of Unvested Award Units Upon Termination of Service, Other than Death or Disability. In the event that Participant’s employment or service is terminated for any reason other than death or disability and the Award Units are not yet fully vested as of the date of termination, then the unvested Award Units shall be forfeited immediately upon such termination.

Termination of Service Due to Death or Disability. If the Participant’s employment or service with the Company or Affiliate is terminated due to death or disability after the first anniversary of the Award Date, a pro-rata portion of the Award Units, to the extent that the Award Units are partially vested on the termination date, will be converted into Shares and issued to the Participant, or Participant’s legal representatives, beneficiaries, or heirs, as the case may be. If the Participant’s employment or service with the Company or Affiliate is terminated due to death or disability, before the first anniversary of the Award Date, the entire Award shall be forfeited. In determining the pro-rata portion of the Award Units that are vested on the termination date, the Administrator will consider the number of months worked by Participant during the 12-calendar month period preceding the next anniversary of the Award Date under the following formula:

Number of Award Units scheduled to vest on the next anniversary of the Award Date	multiplied by	[Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Award Date] divided by 12

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Administrator’s determination of vested Award Units shall be in whole Award Units only and will be binding on the Participant.

Forfeiture of Pro-Rata Portion of Award Units Upon Cessation of Full-Time Employment Status. Except as provided in this section, the Award Units shall be forfeited in part, if Participant ceases to be a full-time employee, but remains an employee of the Company or Affiliate. If the Participant ceases to be a full-time employee for any reason other than disability but remains an employee of the Company or Affiliate, the number of Award Units shall be reduced by the result of the following formula:

Total number of unvested Award Units	multiplied by

[[X minus Y] divided by X]

Where X equals the number of hours in Participant’s regularly-scheduled workweek prior to ceasing to be a full-time employee, and Y equals the number of hours in Participant’s regularly-scheduled workweek after ceasing to be a full-time employee.

Unless otherwise determined by the Administrator or required by local law, a Participant shall be deemed to be a “full-time” employee if Participant works not less than 40 hours per week or such other number of minimum hours per workweek then considered by the Company in its sole discretion to be “full-time”. The Award shall continue to vest as set forth in the Award, provided the Participant is continuously employed by the Company or Affiliate during the relevant vesting period.

No Rights of Employment. Nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate Participant’s employment or other relationship at any time, with or without cause.

No Acquired Rights. The Participant agrees and acknowledges that:

the Plan is discretionary and the Company can amend or cancel it at any time;

participation in the Plan is voluntary and does not create any contractual or other right to receive future rights to Shares;

the right to Shares under the Plan is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, bonuses, pension or retirement benefits or similar payments;

the future value of the Shares awarded under the Plan is unknown and cannot be predicted with certainty; and

no claim or entitlement to compensation or damages arises from the termination of the right to receive Shares or diminution in value of the Shares awarded under the Plan and the Participant irrevocably releases the Company and the Participant’s employer from any such claim that may arise.

Tax Withholding.

The Company will assess its requirements regarding tax, social insurance, and other applicable taxes (“Tax Items”) in connection with the Award. These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, the Participant hereby acknowledges and agrees that the ultimate liability for Tax

Items is the responsibility of the Participant. Participant acknowledges and agrees that the Company and/or the Participant’s employer:

make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including the subsequent sale of Shares acquired under the Plan; and

do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax Items.

Prior to the delivery of Shares upon the vesting of Award Units (“Award Shares”), the Participant must pay or make adequate provisions for the withholding of Tax Items. The Participant authorizes the Company and/or the Participant’s employer to collect the Tax Items by withholding from the delivery of the Award Shares a whole number of Shares with a Fair Market Value equal to or in excess of the minimum withholding obligation for Tax Items; provided, however, that in order to avoid issuing fractional Shares, the Company may issue no more than a single whole Share in excess of the minimum withholding obligation for Tax Items. For example, if the minimum withholding obligation for Tax Items is $225 and the Fair Market Value of the Common Stock is $50 per share, then the Company may withhold up to five Shares from the delivery of Award Shares on the issuance date. The Company or the Participant’s employer will remit the total amount withheld for Tax Items to the appropriate tax authorities. The Participant shall pay to the Company or the Participant’s employer any amount of any Tax Items that the Company or the Participant’s employer may be required to withhold as a result of participation in the Plan that cannot be satisfied by the means previously described.

Tax Consequences. Set forth below is a brief summary as of the date the form of Award was adopted of some of the federal and California tax consequences of the Award, the vesting of the Award Units, and disposition of the Award Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT IS STRONGLY ADVISED TO CONSULT A TAX ADVISER.

Vesting of Award Units. Upon the issuance of Award Shares to Participant following the vesting of Award Units, Participant will recognize compensation income (taxable at ordinary income tax rates) equal to the Fair Market Value of the Award Shares on the Conversion Date.

Disposition of the Award Shares. For federal tax purposes, if the Award Shares are held for less than 12 months after the Conversion Date, any gain realized on the disposition of the Award Shares will be treated as a short-term capital gain. If the Award Shares are held for more than 12 months any such gain will be treated as long-term capital gain.

Compliance with Laws and Regulations. The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

Authority of the Board and the Administrator. Any dispute regarding the interpretation of the Award shall be submitted by Participant, Participant’s employer, or the Company, forthwith to either the Board or the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Administrator shall be final and binding on the Participant, Participant’s employer, and/or the Company.

Governing Law. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California.

Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction or this Award.

Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

Entire Agreement. The Award, including this Appendix A, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.